Exhibit 99.1

Contact: Charity Frantz
February 9, 2016	570-724-0225
charityf@cnbankpa.com

For Immediate Release

Citizens & Northern Corporation Announces Appointment of New Directors

Wellsboro, PA: Citizens & Northern Corporation announced today that Terry Lehman of Mount Wolf, PA and Frank Pellegrino of Williamsport, PA have been appointed as Class I Directors on the Corporation’s Board of Directors. They will fill the vacancies created by the Board’s decision to increase the number of its Class I Directors from two to four members, and thereby increase the aggregate size of the Corporation’s Board of Directors to twelve members. The Board took similar action to add both gentlemen to the Board of Directors of Citizens & Northern Bank, as well.

“We are pleased to have Terry and Frank join the Citizens & Northern Corporation board of directors,” said Leo Lambert, Chairman of the Board. “They possess a combination of financial expertise and business experience, as well as a strong commitment to community, that will bring great value to our organization in the years ahead.”

Terry Lehman has over 30 years of experience in public accounting and private industry, including 12 years with Ernst & Young and 17 years at a regional accounting firm where he served as leader of the financial services, insurance and Securities and Exchange Commission (SEC) practice groups. Terry is well respected in the financial services industry for his technical knowledge and known throughout Pennsylvania for his civic activities and contributions.

Terry has served a variety of private and publicly held entities in various industries, including financial institutions, insurance, manufacturing, real estate and hospitality. His responsibilities have involved coordination of annual audits and reporting matters, assistance with merger and acquisition activities, and audit committee/board of directors’ communications. He is experienced in all aspects of SEC reporting and public offerings, as well as the Sarbanes-Oxley Act. Terry has spoken at banking industry seminars on both a state and national level. He graduated Magna Cum Laude from Shippensburg University with a Bachelor of Science in Business Administration-Accounting degree.

In addition, Terry’s civic and community activities currently include Vice Chair of the Board for the Whitaker Center for Science and Arts, Development Committee for the Penn State Hershey Children’s Hospital, board member of Harrisburg Academy Foundation, and member of the Audit Committee for Harrisburg Academy. He has also served as a board member for the Pennsylvania Chamber of Business and Industry, and as Board Chair of the Harrisburg Regional Chamber.

Frank Pellegrino is a founding corporate officer and the Executive Vice President of Sales and Marketing of PRIMUS Technologies Corp, Williamsport. He graduated Magna Cum Laude from Indiana University of Pennsylvania with a Bachelor of Science in Business Administration - Marketing and Pre-Law. He is also an investor, board member, and executive for a number of other manufacturing and service businesses in the Greater Susquehanna Valley.

Mr. Pellegrino serves on various boards of trustees/directors and committees of local not-for-profit organizations throughout the region, including Lycoming College, Pennsylvania College of Technology, Bloomsburg University, and the Williamsport Municipal Airport Authority, among others. He is currently the President and board member for the First Community Foundation Partnership, and Secretary of the Board for the Community Arts Center in Williamsport.

Frank served as inaugural President of the Governance Board of the St. John Neumann Regional Advisory Board and board member of the Diocese of Scranton Finance Council. In addition, he is a Pennsylvania Lion Fellow and a Melvin Jones Fellow named by Lions Club International Foundation (LCIF), in recognition of his commitment to serving the world community. Named after the Lions Club Founder, it is the foundation’s highest honor in recognition of commitment to humanitarian Service.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

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